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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              Poore Brothers, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    732813100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[ ]  Rule 13d-1(c)
[X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. ..732813100...
--------------------------------------------------------------------------------
1.   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

     Larry R. Polhill
--------------------------------------------------------------------------------
2.   Check the Appropriate Box If a Member of a Group (See Instructions)
     (a)  [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization
     California USA
--------------------------------------------------------------------------------
               5.   Sole Voting Power
  NUMBER OF         not applicable
   SHARES      -----------------------------------------------------------------
BENEFICIALLY   6.   Shared Voting Power
  OWNED BY          2,288,553 shares of common stock
    EACH       -----------------------------------------------------------------
  REPORTING    7.   Sole Dispositive Power
   PERSON           not applicable
    WITH:      -----------------------------------------------------------------
               8.   Shared Dispositive Power
                    2,288,553 shares of common stock
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     2,288,553 shares of common stock
--------------------------------------------------------------------------------
10.  Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)                                                 [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     13.79%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)
     HC
--------------------------------------------------------------------------------

CUSIP No.  ..732813100...
--------------------------------------------------------------------------------
1.   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

     Bradley J. Crandall
--------------------------------------------------------------------------------
2.   Check the Appropriate Box If a Member of a Group (See Instructions)
     (a)  [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization
     Colorado USA
--------------------------------------------------------------------------------
               5.   Sole Voting Power
  NUMBER OF         not applicable
   SHARES      -----------------------------------------------------------------
BENEFICIALLY   6.   Shared Voting Power
  OWNED BY          2,288,553 shares of common stock
    EACH       -----------------------------------------------------------------
  REPORTING    7.   Sole Dispositive Power
   PERSON           not applicable
    WITH:      -----------------------------------------------------------------
               8.   Shared Dispositive Power
                    2,288,553 shares of common stock
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     2,288,553 shares of common stock
--------------------------------------------------------------------------------
10.  Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)                                                 [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     13.79%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)
     HC
--------------------------------------------------------------------------------

CUSIP No.  ..732813100...

--------------------------------------------------------------------------------
1.   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

     Capital Foods, LLC (88-0368192)
--------------------------------------------------------------------------------
2.   Check the Appropriate Box If a Member of a Group (See Instructions)
     (a)  [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization
     Delaware USA
--------------------------------------------------------------------------------
               5.   Sole Voting Power
  NUMBER OF         not applicable
   SHARES      -----------------------------------------------------------------
BENEFICIALLY   6.   Shared Voting Power
  OWNED BY          4,577,106 shares of common stock
    EACH       -----------------------------------------------------------------
  REPORTING    7.   Sole Dispositive Power
   PERSON           not applicable
    WITH:      -----------------------------------------------------------------
               8.   Shared Dispositive Power
                    4,577,106 shares of common stock
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     4,577,106 shares of common stock
--------------------------------------------------------------------------------
10.  Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)                                                 [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     27.57%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)
     OO
--------------------------------------------------------------------------------

CUSIP No.  ..732183100...


--------------------------------------------------------------------------------
1.   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

     Dakota Farms, LLC
--------------------------------------------------------------------------------
2.   Check the Appropriate Box If a Member of a Group (See Instructions)
     (a)  [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization
     Nevada USA
--------------------------------------------------------------------------------
               5.   Sole Voting Power
  NUMBER OF         not applicable
   SHARES      -----------------------------------------------------------------
BENEFICIALLY   6.   Shared Voting Power
  OWNED BY          2,288,553 shares of common stock
    EACH       -----------------------------------------------------------------
  REPORTING    7.   Sole Dispositive Power
   PERSON           not applicable
    WITH:      -----------------------------------------------------------------
               8.   Shared Dispositive Power
                    2,288,553 shares of common stock
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     2,288,553 shares of common stock
--------------------------------------------------------------------------------
10.  Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)                                                 [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     13.79%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)
     HC
--------------------------------------------------------------------------------

CUSIP No.  ..732813100...
--------------------------------------------------------------------------------
1.   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

     Stillwater Capital, LLC   86-0860811
--------------------------------------------------------------------------------
2.   Check the Appropriate Box If a Member of a Group (See Instructions)
     (a)  [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization
     Colorado, USA
--------------------------------------------------------------------------------
               5.   Sole Voting Power
  NUMBER OF         not applicable
   SHARES      -----------------------------------------------------------------
BENEFICIALLY   6.   Shared Voting Power
  OWNED BY          2,288,553 shares of common stock
    EACH       -----------------------------------------------------------------
  REPORTING    7.   Sole Dispositive Power
   PERSON           not applicable
    WITH:      -----------------------------------------------------------------
               8.   Shared Dispositive Power
                    2,288,553 shares of common stock
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     2,288,553 shares of common stock
--------------------------------------------------------------------------------
10.  Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)                                                 [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     13.79%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)
     HC
--------------------------------------------------------------------------------

ITEM 1.
       (a)     Name of Issuer:
               Poore Brothers, Inc.

       (b)     Address of Issuer's Principal Executive Offices:
               3500 South La Cometa Drive
               Goodyear, AZ  85338

ITEM 2.

       (a) Name of Person Filing:

               1. Larry R. Polhill
               2. Bradley J. Crandall
               3. Capital Foods, LLC
               4. Stillwater Capital, LLC
               5. Dakota Farms, LLC

       (b) Address of Principal Business Office or, if none, Residence:

               1. 225 W. Hospitality Lane, Suite 201 San Bernardino, CA 92408

               2. 225 W. Hospitality Lane, Suite 201 San Bernardino, CA 92408

               3. 7380 S. Eastern Street, Ste. 150 Las Vegas, NV 89123

               4. 7380 S. Eastern Street, Ste. 150 Las Vegas, NV 89123

               5. 7380 S. Eastern Street, Ste. 150 Las Vegas, NV 89123

       (c)     Citizenship:
               1. California
               2. Colorado
               3. Delaware
               4. Nevada
               5. Nevada

       (d)     Title of Class of Securities:
               Common Stock

       (e)     CUSIP Number: 732813100

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [_]  Broker or dealer registered under Section 15 of the Act
               (15 U.S.C. 78o).
     (b)  [_]  Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).
     (c) [_] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).
     (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
     (e) [_] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);
     (f) [_] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);
     (g) [_] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);
     (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
     (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
     (j)  [_]  Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

ITEM 4.   Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a) Amount beneficially owned: See Item 9 for each cover sheet for each filing entity.

          (b) Percent of class: See Item 11 for each coversheet for each filing entity.

          (c) Number of shares as to which the person has:
               (i)   Sole power to vote or to direct the vote -  Not applicable.
               (ii) Shared power to vote or to direct the vote - See Item 6 for each cover sheet for each filing entity.
               (iii) Sole power to dispose or to direct the disposition of  -
                     Not applicable.
               (iv) Shared power to dispose or to direct the disposition of - See Item 8 for each cover sheet for each filing entity.

INSTRUCTION. For computations regarding securities which represent a right to acquire an underlying security SEE ss.240.13d3(d)(1).

ITEM 5. Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Not applicable

INSTRUCTION: Dissolution of a group requires a response to this item.

ITEM 6. Ownership of More than Five Percent on Behalf of Another Person.

If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

Not applicable

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

Not applicable

ITEM 8. Identification and Classification of Members of the Group

If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

See attached Exhibit A

ITEM 9. Notice of Dissolution of Group

Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

Not applicable

ITEM 10.  Certification

          (a) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(b): By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

               Not applicable

          (b) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(c): By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

               Not applicable

                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


December 31, 2002                             December 31, 2002
----------------------------------            ----------------------------------
Date                                          Date

/s/ Bradley J. Crandall                       /s/ Larry R. Polhill
----------------------------------            ----------------------------------
Signature                                     Signature

Bradley J. Crandall                           Larry R. Polhill
----------------------------------            ----------------------------------
Name                                          Name


December 31, 2002                             December 31, 2002
----------------------------------            ----------------------------------
Date                                          Date

Capital Foods, LLC                            Stillwater Capital, LLC

By: /s/ Larry R. Polhill                      By:/s/ Bennett R. Bratley, Manager
----------------------------------            ----------------------------------
Signature                                     Signature

Larry R. Polhill, Manager                     Bennett R. Bratley, Manager
----------------------------------            ----------------------------------
Name                                          Name

December 31, 2002
----------------------------------
Date

Dakota Farms, LLC

By: /s/ Bennett R. Bratley, Manager
----------------------------------
Signature

Bennett R. Bratley, Manager
----------------------------------
Name

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE ss.240.13d-7 for other parties for whom copies are to be sent.

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                    EXHIBIT A

Item 8. Identification and Classification of Members of the Group

Name:                      Larry R. Polhill
Address:                   225 W. Hospitality Lane, Suite 201
                           San Bernardino, CA 92408

Name:                      Bradley J. Crandall
Address:                   225 W. Hospitality Lane, Suite 201
                           San Bernardino, CA 92408

Name:                      Capital Foods, LLC
Address:                   7380 S. Eastern Street, Ste. 150
                           Las Vegas, NV 89123

Name:                      Stillwater Capital, LLC
Address:                   7380 S. Eastern Street, Ste. 150
                           Las Vegas, NV 89123

Name:                      Dakota Farms, LLC
Address:                   7380 S. Eastern Street, Ste. 150
                           Las Vegas, NV 89123